EXHIBIT 99.1

GLOBAL WATAIRE INC. ANNOUNCES SECURES $10 MILLION FUNDING COMMITMENT WEDNESDAY, AUGUST 29, 2007 9:00 AM ET

NEW  YORK, NEW YORK: August 29, 2007- Global Wataire Inc. (GWI) (OTCBB:GWTE.OB -
                                                                       -------
News),    (Berlin:  WKN:  AOLAXG  )  announced  today, GWI has signed 10 million
----                ------------
Investment Agreement with Dutchess Private Equities Fund Ltd. To provide long-term expansion capital to the Company.

Sydney Harland, President and Chief Executive Officer of GWI, stated, " Dutchess has many years of experience assisting companies like GWI in all facets of their long-term strategy by providing capital and progressive business solutions. Since1996, Dutchess has transacted in excess of $1 billion in financing for publicly-traded companies. The Investment Agreement with Dutchess will give GWI the ability to internally finance growth and take advantage of anticipated acquisitions in the bio diesel industry, an area that the Company believes has a high growth potential and future. The Investment Agreement, in the form of an Equity Credit Line, provides for GWI to have the right to require Dutchess to purchase up to $10 million of the company's common stock at a seven percent discount to market over the course of 36 months after a registration statement has been declared effective by the U.S. Securities and Exchange Commission. The company plans to file an SB-2 Registration Statement within 30 days."

About  Global  Wataire  Inc.

GWI provides advisory and transactional services to help businesses develop and implement the necessary strategies to achieve key financial objectives. GWI seeks exclusive investment opportunities that will enable both the Company and its clients to optimize financial returns, achieve positive cash flow and better than market returns for their businesses. We bring together the expertise of an experienced team of dedicated professionals committed to building strong strategic partnerships with our clients from inception to growth to maturity.

Global Wataire Inc.
Robert Levitt, Director, Investor Relations
Robert_levitt@vdn.ca
(514) 242-1842
www.globalwat.com
-----------------



Forward-looking statements in this release regarding Global Wataire Inc. and Dutchess Private Equities Fund Ltd. are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.